UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 15, 2011

AMERIPRISE FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 Ameriprise Financial Center Minneapolis, Minnesota	55474
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events

On April 15, 2011, Securities America, Inc. (SAI), an independent broker-dealer subsidiary of Ameriprise Financial, Inc. (the Company), and its holding company Securities America Financial Corporation entered into settlement agreements relating to SAI’s sale of private placements issued by Medical Capital and Provident Royalties. Medical Capital and Provident Royalties are both in receivership.

In exchange for release of pending arbitration and litigation claims (including certain class action claims pending against the Company), the settlement agreements provide for the payment of a total of $150 million, $40 million of which was already reported and charged to the Company’s fourth quarter 2010 results.

The combined settlements, together with other provisions for claims relating to Medical Capital or Provident Royalties, are expected to result in a $118 million pre-tax expense for the Company’s first quarter 2011.

Management determined that a reasonable and expeditious solution to this unfortunate situation was in the best interest of all constituents.

SAI’s participation in the settlements does not indicate any wrongdoing. Medical Capital and Provident Royalties are charged by the SEC for the frauds that led to SAI client losses. SAI was one of many companies that sold the securities.

Both settlement agreements are subject to certain conditions, including participation requirements for claimants to be covered by the settlements, and preliminary and final review and court approval of the class action settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(Registrant)

Date: April 21, 2011	By:	/ s/ Walter S. Berman
Walter S. Berman
Executive Vice President and Chief Financial Officer